Exhibit 99.1

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE

P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES FIRST QUARTER 2005 DISTRIBUTION

AUSTIN, TEXAS March 29, 2005—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the first quarter of 2005.  The amount available for distribution will be $316,435 or $.066597 per Unit.  The first quarter distribution will be payable on April 11, 2005 to unitholders of record on March 31, 2005.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified. Operating results for the Trust’s fourth quarter 2004 represent actual production and expenses for the periods August through October, and results for the Trust’s first quarter 2005 represent actual production and expenses for the periods November through January.

Gas revenues recorded by the Working Interest Owners on the Trust properties decreased 11% to $3,493,955 in the first quarter of 2005 from $3,931,340 in the fourth quarter of 2004.  Gas volumes during the first quarter of 2005 decreased 23% to 493,707 Mcf, compared to 640,862 Mcf in the fourth quarter of 2004, primarily due to shut ins of production related to Hurricane Ivan on Ship Shoal 182/183 (19 days) and compressor problems on Eugene Island 339. Natural gas production on Ship Shoal 182/183 was also affected by steep declines on the F-3 well. The working interest owner has advised the Trust that it currently does not expect production on the F-3 well will return to its former production rate. The decrease in volume was partially offset by the B-5 ST well that came online October 6, 2004 on Eugene Island 339. The average price received for natural gas increased 16% to $7.08 per Mcf in the first quarter of 2005 from $6.13 per Mcf in the fourth quarter of 2004.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties increased 18% to $8,370,945 in the first quarter of 2005 from $7,083,085 in the fourth quarter of 2004. Oil volumes during the first quarter of 2005 increased 1% to 187,777 barrels, compared to 186,411 barrels of oil produced in the fourth quarter of 2004. The increase in crude oil revenue was primarily due to an increase in crude oil price to $44.58 per barrel in the first quarter of 2005 from $38.00 per barrel in the fourth quarter of 2004.

The Trust’s share of capital expenditures decreased by $2,609,825 in the first quarter of 2005 to $1,272,214, as compared to $3,882,539 in the fourth quarter of 2004. The higher capital expenditures in the Trust’s previous quarter were due primarily to $1.6 million in charges for the E-11 well completion on Ship/Shoal 182/183.

The Trust’s share of operating expenses decreased by $367,011 in the first quarter of 2005 to $826,256 as compared to $1,193,267 for the fourth quarter of 2004.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a deposit of $1,940,994 from the Trust’s Special Cost Escrow Account in the first quarter of 2005, compared to a net release of $1,120,364 in the fourth quarter of 2004. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2003 under “Business-Principal Trust Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(512) 479-2562

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